--------------------------------------------------------------------------------

      Exhibit 99.4 - Consulting Agreement dated September 1, 1999, with Rick Maricle Conectisys Corporation Consulting Agreement

This consulting agreement ("the Agreement") is entered into on September 1, 1999, by and between Conectisys Corp., a Colorado corporation and its subsidiaries or affiliates ("the Company"), and Rick Maricle, a individual domiciled in the state of California ("the Consultant"). The parties, intending to be legally bound hereby, agree as follows:

      1. Retention: The Company will retain the Consultant during the Consulting Period (as defined in Section 2 below), and Consultant hereby agrees to be so retained by the Company, all subject to the terms and provisions of this Agreement.

      2. Duties of Consultant: During the Consulting Period, the Consultant shall use reasonable and best efforts, to perform those actions and responsibilities necessary to complete the tasks described in the attached Exhibit A, entitled "Scope of Work". Consultant shall render such services diligently and to the best of the Consultant's ability. Consultant shall report to Robert Spigno, the Company's CEO & President or designated representatives. Consulting period shall be on an as needed basis.

      3. Other Activities of Consultant: The Company recognizes that the Consultant shall perform only those services that are reasonably required to accomplish the goals and objectives set forth herein. In the event Consultant is affiliated with any entity which proposes to deal with the Company, Consultant shall disclose the nature of such relationship to the Company, prior to the Company making any decision, and shall obtain the approval of the Company, which approval shall be conclusively deemed granted upon written notice from Mr. Robert Spigno, or the Company's, designated representative. Consultant may not assign this Agreement.

      4. Compensation: In consideration for the Consultant entering into this Agreement, the Company shall compensate the Consultant as follows:

            i. Fees: The Company shall pay to Consultant $800.00 per week payable by company check and provide continuing medical coverage.

            ii. Expenses: The Company shall pay all such expenses reasonably incurred during the Consulting Period by the Consultant, for business purposes related to, or in the furtherance of, the goals and objectives of the Company and/or, the provision of the Services (collectively, "Company Purposes"), including, expenses reasonably incurred with respect to the Consultant's travel (including Business Class travel for flights of less than three hours and First Class for flights of three hours or more), meals, entertainment, and other customary and reasonable expenses, for Company Purposes. The Company shall pay such expenses directly, or upon submission of bills, receipts, and/or vouchers by the Consultant, by direct reimbursement, to the Consultant. All expenses shall be pre-approved by the Company prior to their occurrence or such non-approved expenses are not required to be paid by the Company to the Consultant

            iii. Termination: Subject to the cure provisions contained herein, the Company may terminate the Agreement for cause upon written notice. Cause shall be defined as the Consultant fails to perform the duties outlined in this agreement in good faith and fails to properly service the Company's needs as reasonably expected under the implied "good faith" provisions herein. Notice of Termination shall state specifically the facts and circumstances claimed as the basis for termination of the Agreement. Such notice has to be approved by Mr. Robert Spigno.

            iv. Notice: Any notice required, permitted, or desired to be given, pursuant to any of the provisions of this Agreement, shall be deemed to have been sufficiently given or served for all purposes, if delivered in person, or sent via Certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service, to the parties at their addresses, set forth above. The Company at the address below will keep copies of notices to Consultant. Notice to Consultant shall be sent to then Consultant at the address below. Either party may change the address to which notice shall be sent. The addresses of the parties are as follows:

      The Consultant:

      Rick Maricle

      The Company:

      Conectisys Corporation
      24307 Magic Mountain Parkway, Suite 41
      Valencia CA 91355
      Phone (661)295-6763
      Fax (661)295-5981

      5. Waiver: No course of dealing, nor any delay on the part of either party in exercising any rights hereunder, will operate as a waiver of any rights of that party. No waiver of any default or breach of this Agreement or application of any term, covenant, or provision, hereof, shall be deemed a continuing waiver, or a waiver of any other breach, default, or the waiver of any other application of any term, covenant, or provision.

      6. Successors: Prior to the effectiveness of any succession (whether direct or indirect, by purchase, merger, consolidation, or otherwise), to all, or substantially all, of the business and/or assets of the Company, the Company will require the successor, to expressly assume and agree to perform this Agreement in the same manner, and to the same extent, that the Company would be required to perform it, if no such succession had occurred. As used in this agreement, "Company" shall mean the Company has defined above and any successor to its business and/or assets, which executes and delivers the Agreement, provided for in this Section 10, or which otherwise becomes bound by all the terms and provisions of this Agreement, by operation of law. This agreement is not transferable by Consultant since it requires the specific services of Consultant without the prior written approval of the Board of Directors and the President of the Company.

      7. Survival of Terms: Notwithstanding the termination of this Agreement for whatever reason, the provisions hereof, shall survive such termination, unless, the context requires otherwise.

      8. Counterparts: This agreement may be executed in two or more counterparts, each of which, shall be deemed to be an original, but all of which together, shall constitute one and the same instrument. Any signature by facsimile, shall be valid and binding, as if an original signature were delivered.

      9. Captions: The caption headings in this Agreement are for convenience of reference only, and are not intended, and shall not be construed, as having any substantive effect.

      10. Governing Law: This Agreement shall be governed, interpreted, and construed, in accordance with the laws of the state of California, applicable to agreements entered into and to be performed entirely therein. Any suit, action, or proceeding, with respect to this Agreement, shall be brought exclusively in the state courts of the state of California, or in the federal courts of the United States, which are located in Los Angeles, California. The parties hereto, hereby agree, to submit to the jurisdiction and venue of such courts, for the purposes hereof. Each party agrees that to the extent permitted by law, the losing party in a suit, action, or proceeding in connection herewith, shall pay the prevailing party, its reasonable attorney's fees, incurred in connection therewith.

      11. Entire Agreement/Modifications: This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and agreements, whether oral or written, regarding Consultant's retention by the Company. This Agreement shall not be altered or modified, except in writing, duly executed by the parties hereto.

      12. Warranty: The Company and Consultant each hereby warrant and agree, that each is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this agreement, and that this Agreement is valid, binding, and enforceable, against the parties hereto The parties further agree that they shall both use good faith efforts in their performance of the covenants, conditions and obligations stated herein and any failure to do so is a material breech of this Agreement.

      13. Enforceability: If any term, covenant, provision, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the same shall not affect the remainder of such term, covenant, provision, any other terms, covenants or provisions, or any subsequent application of such term, covenant or provision, or portion thereof. In lieu of any such invalid, illegal, or unenforceable provision, the parties hereto intend that there shall be added, as part of this Agreement, a term, covenant, or provision, as similar in terms, to such invalid, illegal, or unenforceable term, covenant of provision, or part thereof, as may be possible and be valid, legal, and enforceable.

IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement, as of the day and year first written above.

RICK MARICLE


By: /s/ Rick Maricle
---------------------
Rick Maricle

CONECTISYS CORPORATION

By: /s/ Robert A. Spigno
------------------------
Robert A. Spigno
President & CEO

                           Exhibit "A" - Scope of Work

Description

      Assist Lawrence Muirhead in the development, pilot program and deployment of the HNet Project.